UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2015

Escalera Resources Co.

(Exact name of registrant as specified in its charter)

Maryland	1-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On June 22, 2015, Escalera Resources Co. (the “Company”) filed a Current Report on Form 8-K reporting that on June 16, 2015 the Company had entered into certain purchase and sale agreements (collectively, the “PSAs”) with Warren Resources, Inc. and its subsidiaries (collectively, the “Seller”), pursuant to which the Company would acquire all of the Seller’s interests in certain coalbed methane and midstream assets located in the Atlantic Rim area of the Washakie Basin in Carbon County, Wyoming. Additionally, the Company and the Seller entered into a letter agreement (the “Deep Rights Agreement”) on June 16, 2015, pursuant to which the Company will acquire an undivided 30% of the Seller’s interest in the operated deep rights associated with the Seller’s former leases in the Atlantic Rim area.

On August 28, 2015, the Company entered into an Amendment of Purchase and Sale Agreements and Letter Agreement (the “Amendment”) with the Seller which provides that the PSAs may be terminated by the Company or the Seller if the transactions contemplated thereby have not been consummated on or before September 17, 2015, or if the closing conditions of the other party have not been satisfied and cannot be cured or by mutual written consent. The Amendment also ratifies that the closing of the Deep Rights Agreement shall occur simultaneously with the closing of the PSAs.

The foregoing description of the Amendment is qualified in its entirety by reference to the text of such Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit Number	Description
10.1	Amendment of Purchase and Sale Agreements and Letter Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESCALERA RESOURCES CO.

Date: September 3, 2015	By:	/s/ Adam Fenster
	Name:	Adam Fenster
	Title:	Chief Financial Officer